Exhibit 99.2

March 27, 2025

Dear Shareholder,
I am writing to you today as Chair of Indivior, ahead of our upcoming Annual General Meeting (AGM) on Thursday, May 8th.
Indivior was founded to help tackle the global opioid crisis, one of the gravest and most urgent public health emergencies of our time, and it continues to be a global leader in the development of Opioid Use Disorder (OUD) treatments.
SUBLOCADE, our lead product for the treatment of OUD, has helped more than 350,000 patients since launch and now generates annual net revenue of more than $750m.
Despite this growth, based on our performance in 2024, the Board decided forceful action was required to deliver on SUBLOCADE’s peak annual net revenue potential with full awareness that SUBLOCADE is the key to enhancing shareholder value.
To achieve this goal, we need a fresh perspective and an experienced Chief Executive Officer in place to execute against the company’s strategy and Vision.
Last month we made a change and announced the appointment of Joe Ciaffoni as our next Chief Executive Officer (CEO) effective upon our shareholders’ approval of the proposed Directors’ Remuneration Policy at our 2025 AGM. This change was fully supported by the Board. Joe was appointed to our Board in December of last year and is a proven public company CEO, with more than 30 years of commercial execution in pharmaceuticals and biotech. He has a strong track record of operational success, working across diverse models and therapeutic areas spanning specialty, rare disease, mass market and hospital.
In previous roles, he has proven adept at navigating complex commercial dynamics and we are confident that he has the right skillset to deliver on SUBLOCADE’s promise for patients and shareholders alike. The supportive feedback we have had from shareholders and the pharmaceutical industry since announcing Joe’s appointment has only strengthened our belief in his leadership qualities.
As a primary US-listed business, headquartered in Virginia and with the vast majority of our revenues generated in the US, it is vital that we hire senior leadership with a track record to deliver in that market. This means that we need to have compensation arrangements that reward performance and are competitive in comparison with the US biopharmaceutical sector with which we compete for talent. This is a significant yet appropriate shift, reflective of the commercial reality of the market in which we are operating.

Indivior PLC 234 Bath Road Slough, Berkshire SL1 4EE United Kingdom
indivior.com
Registered in England & Wales, No. 9237894. Registered office at 234 Bath Road, Slough, Berkshire SL1 4EE

We believe the compensation approach that is detailed in Jo LeCouilliard and Barbara Ryan’s joint letter in the following pages ensures that the incentives for our new CEO will be directly aligned with the best interests of all Indivior shareholders. The letter sets out the detail of this approach, but I wanted to write to you as Chair to underline the urgency and consideration we have given this matter.
Through this process, our approach has been governed by one clear and overriding objective – to put the right CEO in place who can deliver on Indivior’s full potential and generate significant shareholder value. Our strong belief is that Joe is that individual and that the proposed compensation policy will help us deliver on our objective.
We look forward to your support for the Directors’ Remuneration Policy at Indivior’s AGM in May.
Yours faithfully,
Dr. David Wheadon
Chair

Indivior PLC 234 Bath Road Slough, Berkshire SL1 4EE United Kingdom
indivior.com
Registered in England & Wales, No. 9237894. Registered office at 234 Bath Road, Slough, Berkshire SL1 4EE